UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 0-14712

________________

FOUNTAIN POWERBOAT INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

_____________________

Nevada	56-1774895
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	identification No.)

Whichards Beach Road, P.O. Drawer 457, Washington, NC 27889

(Address of principal executive offices)

COMMON STOCK, $.01 PAR VALUE

NONE

(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)

☐

Rule 12g-4(a)(2)

☐

Rule 12h-3(b)(1)(i)

☐

Rule 12h-3(b)(1)(ii)

☐

Rule 15d-6

☒

Approximate number of holders of record as of the certification or notice date:   210

Pursuant to the requirements of the Securities Exchange Act of 1934 Fountain Powerboat Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   March 11, 2009

By:  /s/ Irving L. Smith, Chief Financial Officer